As filed with the Securities and Exchange Commission on January 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alpha Teknova, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3368109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2290 Bert Dr.

Hollister, CA 95023

(Address of Principal Executive Offices) (Zip Code)

Alpha Teknova, Inc. 2021 Equity Incentive Plan

Alpha Teknova, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Stephen Gunstream

President and Chief Executive Officer

Alpha Teknova, Inc.

2290 Bert Dr.

Hollister, CA 95023

(831) 637-1100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin

Elizabeth A. Razzano

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00001 per share
- Reserved for issuance under the Alpha Teknova, Inc. 2021 Equity Incentive Plan	1,120,480 (2)	$16.33 (4)	$18,297,438.40 (4)	$1,696.17
- Reserved for issuance under the Alpha Teknova, Inc. 2021 Employee Stock Purchase Plan	280,120 (3)	$16.33 (4)	$4,574,359.60 (4)	$424.04
Total	1,400,600	—	$22,871,798.00	$2,120.22

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Alpha Teknova, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the Alpha Teknova, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Represents shares of Common Stock that were added to the shares available for issuance under the 2021 Plan on January 1, 2022, pursuant to the automatic increase feature of the 2021 Plan, which provides that the number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and continuing through January 1, 2031, in an amount equal to 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(3)

Represents shares of Common Stock that were added to the shares available for issuance under the ESPP on January 1, 2022, pursuant to the automatic increase feature under the ESPP, which provides that the number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 1.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding year; and (ii) 319,911 shares of Common Stock (subject to adjustment by reason of any stock dividend, stock split, recapitalization or other similar transaction), except before the date of any such increase, the Registrant’s board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $16.33 per share, the average of the high and low price of the Common Stock on January 21, 2022, as reported on the Nasdaq Global Market.

EXPLANATORY NOTE

Alpha Teknova, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register an aggregate of 1,400,600 additional shares of Common Stock, consisting of (i) 1,120,480 shares of Common Stock issuable under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 280,120 shares of Common Stock issuable under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”, and together with the 2021 Plan, the “Plans”).

Pursuant to the Registration Statement on Form S-8 (File No.  333-257523) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on June 29, 2021 (the “Prior Registration Statement”), the Registrant previously registered an aggregate of 3,199,111 shares of Common Stock under the Plans.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)

The Prospectus filed by the Registrant with the Comission pursuant to Rule 424(b)(4) under the Securities Act on June 25, 2021, related to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256795), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Quarterly Reports on Form 10-Q (No.001-40538) filed with the Commission on August 13, 2021 and November 12, 2021;

(c)	The Registrant’s Current Reports on Form 8-K (No.001-40538) filed with the Commission on June 29, 2021 and November 15, 2021; and

(d)

The description of the Registrant’s common stock set forth in the Registration Statement on Form  8-A filed with the Commission on June 24, 2021 (File No. 001-40538) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the above, information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Alpha Teknova, Inc.

2290 Bert Dr.

Hollister, CA 95023

(831) 637-1100

Attn: President and Chief Executive Officer

ITEM 8. EXHIBITS.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Alpha Teknova, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 29, 2021).

3.2	Amended and Restated Bylaws of Alpha Teknova, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on June 29, 2021).

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795), filed on June 21, 2021).

4.2	Investors’ Rights Agreement, dated as of January 14, 2019, by and among Alpha Teknova, Inc., and certain of its stockholders (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-2 (File No. 333-256795), filed on June 4, 2021).

5.1*	Opinion of Paul Hastings LLP.

10.1	Alpha Teknova, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-8 (File No. 333-257523), filed on June 29, 2021).

10.2	Alpha Teknova, Inc. 2021 Equity Incentive Plan Form of Stock Option Agreement (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795), filed on June 21, 2021).

10.3	Alpha Teknova, Inc. 2021 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256795), filed on June 21, 2021).

10.4	Alpha Teknova, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-8 (File No. 333-257523), filed on June 29, 2021).

23.1*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1*	Power of Attorney is contained on the signature page.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollister, State of California, on January 27, 2022.

Alpha Teknova, Inc.

By:	/s/ Stephen Gunstream
Name:	Stephen Gunstream
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Gunstream and Matthew Lowell, and each or any one of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen Gunstream	President, Chief Executive Officer and Director	January 27, 2022
Stephen Gunstream	(Principal Executive Officer)

/s/ Matthew Lowell	Chief Financial Officer	January 27, 2022
Matthew Lowell	(Principal Accounting and Financial Officer)

/s/ Paul Grossman	Chairman of the Board	January 27, 2022
Paul Grossman

/s/ Irene Davis	Director	January 27, 2022
Irene Davis

/s/ Ted Davis	Director	January 27, 2022
Ted Davis

/s/ Stephen Gunstream	Director	January 27, 2022
Stephen Gunstream

/s/ Alexander Herzick	Director	January 27, 2022
Alexander Herzick

/s/ J. Matthew Mackowski	Director	January 27, 2022
J. Matthew Mackowski

/s/ Robert McNamara	Director	January 27, 2022
Robert McNamara

/s/ Brett Robertson	Director	January 27, 2022
Brett Robertson

/s/ Alexander Vos	Director	January 27, 2022
Alexander Vos